SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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BRIO SOFTWARE, INC.

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On the afternoon of September 26, 2003, Brio Software, Inc. distributed the following newsletter to its customers:

Insert Brio News Masthead – Change Brio News to Brio News Flash Insert Side Tear, Green Line, etc.

Brio and Hyperion are committed to providing you with the most current information available regarding the pending Hyperion acquisition of Brio. Since many of you have been asking about future Hyperion product integration plans and the future of Brio products, we are sharing the following information with you in this brief customer FAQ on this topic.

If you have further questions at this time, please contact your Brio Sales Representative, call Brio Sales 1-877-279-2746, or submit your questions to brionewsletter@brio.com. The next customer communication concerning the pending Hyperion acquisition of Brio will come to you via the Brio News in October and additional Brio News Flash announcements in the coming weeks.

In this News Flash

•	Expected Acquisition Close Date

•	2004 Global User Conference

•	Product Information

•	Recent Hyperion Acquisition-related Press Announcement

•	Whom to Contact for More Information

Expected Acquisition Close Date

Q.	When is the Hyperion acquisition of Brio Software going to be complete? How will customers know when the acquisition is complete?

A.	The Hart-Scott-Rodino antitrust waiting period has expired; the expected close date is now October 16, 2003.

A.	You will receive an Email notification when the acquisition is complete. You will also receive a New Hyperion Customer Welcome Kit, which will include a “Who’s Whom at Hyperion?” document, once the acquisition is complete, so you will know whom to contact to be able to efficiently continue your business with the new Hyperion.

2004 Global User Conference

Q.	Is there going to be an annual global user conference in the near future?

A.	Yes, there will be an annual user conference, which will be held in Chicago, Illinois. Conference dates: April 25 – April 28, 2004 Much more detailed information will be available soon.

Product Information

Q.	How will you know that Hyperion is intending to continue to support Brio Products?

A.	In the recent “Hyperion announces Significant Progress in Plans for Integrating Brio Software” press release Hyperion’s Chairman and CEO Jeff Rodek clearly stated, “We are committed to Brio’s products and plan to innovate and extend their functionality, in addition to integrating them into our Business Performance Management product suite.” Rodek also said that Hyperion will sell Business Intelligence software and Business Performance Management (BMP) products as standalone products. Ultimately, Hyperion customers will increasingly benefit from the reduced cost of ownership that will result from ongoing increases in level of integration among the products.

http://hyperion.com/news_events/news_releases/press_release_2003_00085.cfm

Q.	How will you know that Hyperion will continue to support non-Hyperion data sources (SQL Server OLAP, Oracle, Sybase, etc)?

A.	One of the significant motivators for the acquisition was Brio’s data-source-agnostic technology and proven success in this regard. The ability to pull data from virtually any source, structured and non-structured, has always been one of Brio’s major competitive advantages. This now becomes an asset for Hyperion and a source of ongoing benefit for our customers.

Q.	You are encouraging me to invest today in Brio Products, how can I be assured that Hyperion is not intending to discontinue these products? What is the product integration plan?

A.	Brio and Hyperion are currently engaged in a detailed planning process to determine the proper course for the combined set of technologies. This process will yield a roadmap designed to best address market requirements resulting in the greatest value for our customers.

With regard to integration, Hyperion is focused on three key areas in the near term in order to deliver immediate benefit to customers and partners:

1.	Integrate Brio Performance Suite™ 8 products with Hyperion’s suite-based BPM applications, enabling customers to view rich operational data in context with their financial reports. With this integration, customers will be able to publish operational reports and integrated dashboards that combine financial data sourced from Hyperion’s BPM applications with operational data from existing transactional systems.

2.	Integrate Brio Metrics Builder™ with the Hyperion Platform to create the next generation of content-driven applications and dashboards.

3.	Integrate Hyperion and Brio platform technologies to create a common environment addressing the full spectrum of query, reporting and analysis.

Q.	Will I be forced to migrate to Essbase down the road?

A.	No. Brio Intelligence™ and SQR™ provide customers with a complete environment for performing query and reporting against a wide range of enterprise data sources such as data warehouses, transactional systems, and analytical sources.

Hyperion is committed to this, enabling its customers to achieve the widest possible visibility into their enterprise information assets—which is consistent with Hyperion’s strategy to enable all parts of the business to access the critical information they need to drive performance.

Essbase Analytic Services complements these products by providing highly scalable, advanced multidimensional analysis capabilities. It enables Brio Intelligence and SQR users to add additional analysis content to their reports and queries, empowering them with additional insight such as identifying trends, variances against plan, or performing ‘what-if?’ analysis—all with instantaneous responsiveness.

Whether enterprises wish to perform query and reporting against their existing enterprise information assets or additionally provide advanced insight into business performance with Essbase Analytic Services, Brio Intelligence and SQR provide a single query and reporting desktop that enables enterprises to rapidly disseminate this information to the widest possible user community.

Q.	At a high level, how does Hyperion Analyzer compare to Brio Intelligence? What is Hyperion’s intention for the future of these two Products?

A.	At the highest level, Hyperion Analyzer is used to query and analyze data from Essbase Analytic Services and Hyperion’s Business Performance Management applications, while Brio Intelligence is used to query, analyze, and report on data from relational and transactional sources.

The Combined Offering: While these two products do have some similarities, for example they can both deliver query and analysis of data via the Web, and create interactive dashboards, they are designed to support different user communities within the enterprise: for those that require relational query and reporting (Brio Intelligence) and for those that require Web-based multidimensional (Hyperion Analyzer).

The combined offering of Brio Intelligence and Hyperion Analyzer provides customers with a complete, proven, and easy to use solution for query, analysis and reporting across relational, multidimensional and operational sources.

Product Direction: Hyperion plans to develop these two products in a way that will enable our customers to leverage the core functionality of each product within an integrated, seamless environment. In fact, plans are already underway to leverage the common services initiative reflected in both Hyperion Analyzer and Hyperion’s other end-user products for the Brio products, so that Brio products offer the benefits of common user interface, single sign on, and guided reporting and analysis as well. Our vision for the future is a common environment where users can source both relational and multidimensional data for query, analysis and reporting.

Q.	At a high level, how does Hyperion Reports compare to SQR? What is Hyperion’s intention for the future of these two Products?

A.	Hyperion Reports is the solution of choice for enabling end-users to create book quality management reports, such as Profit & Loss Statements, Balance Sheets, Cash Flow Statements and Variance Reports. Hyperion Reports is tightly integrated with packaged Hyperion Business Performance Management applications and Essbase Analytic Services, and is designed to satisfy the specific needs of users who produce these types of report. For example, Hyperion Reports provides dedicated financial formatting and financial calculation capabilities, and business structure navigation functionality that is critical to enterprises that wish to take advantage of best in class management reporting. Because this class of reporting is an end-user activity, Hyperion Reports is focused on ensuring that individuals can quickly and easily create highly formatted reports themselves, with minimal training, and deliver them rapidly to the right audience. Hyperion Reports is architected to provide access to “real-time” data to a large number of users, which is key in many management and financial processes, such as consolidation or budgeting cycles.

SQR is designed for mission-critical, high volume operational reports. Operational reports are designed to generate detailed formatted reports such as Order Detail, Shipments Detail, or individual Account Detail that is gathered directly from an enterprise’s transactional systems. Operational Reporting is typically an IT-managed activity, and requires an environment that is geared towards delivering very large volumes of reports against potentially millions of transactions. Operational reports generally have a much wider distribution, and require real-time processing given the rapidly changing nature of data in transactional systems, as well as having to scale up to produce huge numbers of personalized operational reports for specific individuals. Typically, these reports are generated during the batch window and distributed throughout the enterprise.

Combined Offering: there is currently no single tool on the market that fulfills the complete spectrum of these requirements, though our vision for the future is a common environment where users can source both relational and multidimensional data for query, reporting and analysis. Today, the combination of Hyperion Reports and SQR provides enterprises with a best-in-class solution that enables departments within an enterprise to solve their distinct operational (i.e. Transactional) and financial (i.e. Management Reporting) reporting needs.

While these two products do have some similarities, for example they can both be used to create formatted content, and deliver it via the Web, each is specialized to meet different user requirements, roles and functions; the IT department deploying high volume, mission-critical transactional reports, and the end-user creating management reports for key stakeholders.

Product Direction: Hyperion plans to advance these two products in a way that will enable our customers to utilize the unique capabilities of each. Hyperion will continue to support and enhance these proven and widely deployed reporting products and carefully support the thousands of customers well into the future.

Hyperion-Brio Update: An Open Letter to Hyperion Customers

Please click here http://www.hyperion.com/news_events/eda.cfm to access the most recent Hyperion customer communication, which addresses product planning and product integration as well as Hyperion’s commitment to communicate information to their customers on this topic in the weeks and months after the close of the transaction.

For More Information

If you have further questions at this time, please contact your Brio Sales Representative, call Brio Sales 1-800-879-2746, or submit your questions to brionewsletter@brio.com.

Forward-Looking Statements

This document contains forward-looking statements that involve risks and uncertainties concerning Hyperion’s proposed acquisition of Brio Software, Hyperion’s expected financial performance, as well as Hyperion’s strategic and operational plans. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the transaction will not close, or that the closing may be delayed; the reaction of customers of Hyperion and Brio Software to the transaction; Hyperion’s ability to successfully integrate Brio Software’s operations and employees the introduction of new products by competitors or the entry of new competitors into the markets for Hyperion’s and Brio Software’s products; and economic and political conditions in the U.S. and abroad. More information about potential factors that could affect Hyperion’s business and financial results is included in Hyperion’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002 and its Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2003 and June 30, 2003, including (without limitation) under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. For more information and additional risk factors regarding Brio Software, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Brio Software’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003, its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003 and in other reports filed by Brio Software with the SEC. Neither Hyperion nor Brio Software undertake any obligation to update these forward-looking statements to reflect events or circumstances after the date of this document.

Additional Information About the Proposed Merger and Where to Find It

Hyperion and Brio Software have filed with the SEC a proxy statement/prospectus and other relevant materials in connection with the proposed acquisition (the “Merger”) of Brio Software by Hyperion pursuant to the terms of an Agreement and Plan of Merger and Reorganization among Hyperion Solutions Corporation, T-Bird Acquisition, Inc., a wholly owned subsidiary of Hyperion, and Brio Software, Inc. The proxy statement/prospectus was mailed to the stockholders of Brio Software on or about September 15, 2003. Investors and security holders of Brio Software are urged to read the proxy statement/prospectus and the other relevant materials because they will contain important information about Hyperion Solutions, Brio Software and the proposed Merger. The proxy statement/prospectus and other relevant materials, and any other documents filed by Hyperion or Brio Software with the

SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Hyperion Solutions by contacting Hyperion Investor Relations, 1344 Crossman Avenue, Sunnyvale, CA, 94089, telephone (408) 220-8769. Investors and security holders may obtain free copies of the documents filed with the SEC by Brio Software by contacting Brio Software Investor Relations, 4980 Great America Parkway Santa Clara, CA 95054, (408) 496-7400. Investors and security holders of Brio Software are urged to read the proxy statement/prospectus and the other relevant materials before making any voting or investment decision with respect to the proposed Merger.

Hyperion, Jeff Rodek, Hyperion’s Chairman and Chief Executive Officer, and certain of Hyperion’s other executive officers and directors may be deemed to be participants in the solicitation of proxies of Brio Software’s stockholders in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of Mr. Rodek and certain of Hyperion’s other executive officers and directors in the solicitation by reading the proxy statement/prospectus.

Brio Software, Craig Brennan, Brio Software’s President and Chief Executive Officer, and certain of Brio Software’s other executive officers and directors may be deemed to be participants in the solicitation of proxies of Brio Software’s stockholders in connection with the proposed merger. Such individuals may have interests in the proposed Merger, including as a result of holding options or shares of Brio Software common stock. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of Mr. Brennan and Brio Software’s other executive officers and directors in the solicitation by reading the proxy statement/prospectus.